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                                                                    Exhibit 99.2

                          [THE MONY GROUP LETTERHEAD]


       THE MONY GROUP INC. ANNOUNCES FINAL ELECTION INFORMATION FOR ADVEST
                                   ACQUISITION

NEW YORK (February 6, 2001) - The MONY Group Inc. (NYSE: MNY) announced today the final cash/stock election details for its recently completed acquisition of The Advest Group.

For each share of Advest common stock owned, each Advest shareholder could elect to receive $31.59 in cash, 0.8696 of a share of MONY common stock, or a combination of cash and MONY shares. As per the transaction agreement, the elections have been pro rated to produce an aggregate purchase price consisting of 49.9 percent cash and 50.1 percent MONY common stock.

As a result of the above-described proration, shareholders that elected to receive any portion of their proceeds in cash will receive approximately 82 percent of the cash elected and the remainder in MONY stock. For each share of Advest common stock exchanged for cash, shareholders will receive $25.88 in cash plus 0.1568 of a share of MONY common stock.

For each share of Advest common stock exchanged for MONY common stock and for Advest shareholders that did not make an election, shareholders will receive
0.8696 of a share of MONY common stock.

The MONY Group Inc. (NYSE: MNY), with $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset


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management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career agency sales force, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, MONY Securities Corporation and Trusted Securities Advisors Corp.



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